Exhibit 10.24
GROUP SEPARATION AGREEMENT AND RELEASE SEPTEMBER 2017 SEVERANCE PROGRAM

THIS SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into by and between Actuant Corporation and its parent, subsidiary, and affiliate entities (collectively the “Corporation”), and Theodore Wozniak, an individual (“Employee”) (collectively, the “Parties”) and in connection with the September 2017 Severance Program (“Program”).

RECITALS

WHEREAS, Employee is the Executive Vice President, Business Development of the Corporation; and

WHEREAS, Corporation and Employee desire to enter into this Agreement in connection with Employee’s termination of employment.

NOW, THEREFORE, in consideration of the promises contained herein and for good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

AGREEMENT

1.Recitals. The foregoing recitations are true, correct, and incorporated herein.

2.Separation of Employment. Employee will remain Executive Vice President - Business Development until January 1, 2018 (the “Separation Date”). Employee will receive the final paycheck for wages earned by Employee through the Separation Date on the first payroll date following the Separation Date. This final paycheck will include payment for four (4) weeks of accrued but unused vacation.

3.Resignation of all Officer and Director Positions. Employee resigns any and all officer and/or director positions Employee holds for the Corporation and its subsidiaries effective on the Separation Date, unless the Corporation determines otherwise. Employee shall willingly cooperate with the Corporation’s reasonable requests to effectuate Employee’s resignation, including executing resignation letters, should additional information and/or execution of documents be necessary or desirable.

4.Severance Payments. The Corporation will pay Employee fifty-two (52) weeks of severance pay, totaling Four Hundred Fifteen Thousand and 00/100 Dollars ($415,000) (“Severance Payment”), subject to all applicable payroll taxes and withholdings. Corporation will pay the Severance Payment in a lump sum on the Corporation’s March 9, 2018 payroll date. This Severance Payment is made in lieu of any other agreement or policy which may convey any right to Employee to severance pay, including any Corporation severance policy. Employee shall have no right to any severance other than outlined in this Agreement. The “Severance Period” is the twelve (12) month period following the Separation Date.

5.Bonus Pay. The Corporation will pay Employee a fiscal year 2017 bonus based on consolidated Actuant results (the “Bonus Payment”). The Bonus Payment will be determined consistent with the executive bonus plan described in the proxy. The Bonus Payment, subject to all applicable payroll taxes and withholdings, shall be payable on the same payment schedule as all other US employees, but in no event later than December 31, 2017. Employee will not be eligible for any Bonus Pay in fiscal year 2018 and beyond.

6.Equity Awards. The treatment of Employee’s outstanding equity awards shall be as follows:

(a)Stock Options. All outstanding stock options held by Employee on the Separation Date shall become fully vested as of the Separation Date, and each stock option shall be exercisable until the tenth anniversary of its date of grant.

(b)Restricted Stock and Restricted Stock Units. All outstanding shares of restricted stock and Restricted Stock Units (“RSU’s”) held by Employee on the Separation Date, shall become fully vested as of the Separation Date.

Equity Vehicle	Treatment	# of Shares
Stock Options	All unvested options vest on the Separation Date.	38,135
RSUs	All unvested RSUs vest on the Separation Date.	32,771
Matching RSUs	All unvested Matching RSUs vest on the Separation Date.	884

7.Supplemental Executive Retirement Plan; Deferred Compensation Plan. No further contributions will be made to Employee’s account in the Corporation’s Supplemental Executive Retirement Plan (“SERP”) with respect to any period after the Separation Date, it being agreed that Corporation will make a company contribution to the Employee’s account in the SERP for the plan year ending August 31, 2017, and that Employee’s account in the SERP will be vested on the Separation Date. No further contributions will be made to Employee’s account in the Corporation’s Deferred Compensation Plan (“DCP”) with respect to any period after the Separation Date, it being understood that Corporation will make a non-qualified core and restoration contribution for Employee for the plan year ending August 31, 2017 and that Employee’s account in the DCP is fully vested. Payments under the SERP will be made in accordance with the terms thereof. Payments under the DCP, including disposition of RSU deferrals, will be made pursuant to the terms of the DCP and the deferral elections thereunder. Employee will remain a participant in the SERP and the DCP until all distributions owing to him thereunder have been made to him. For the avoidance of doubt, any amounts held for Employee’s benefit in the Deemed Interest Crediting Option (as defined in the DCP) shall continue to accrue interest at the Deemed Interest Rate (as defined in the DCP) until such amounts are distributed to Employee in accordance with the DCP terms and his elections thereunder. In the interests of clarity, payments will not commence to Employee until he has had a “separation from service” from the Company as defined in Treas. Reg. §1.409A-1(h).

8.Transition Bonus. The Corporation will pay Employee a transition bonus of One Hundred Thousand and 00/100 dollars ($100,000), payable in a lump sum, and subject to all applicable payroll taxes and withholdings (the “Transition Bonus”). This payment will be made on the first payroll date that occurs after February 22, 2018, given that Employee has agreed to provide transitional assistance as set forth in Section 19 hereof.

9.Additional Lump Sum. Employee will be paid the sum of Sixteen Thousand One Hundred Fifteen and 00/100 Dollars ($16,115.00) for payment of insurance premiums or such other use as Employee determines (the “Benefit Bonus”). This amount shall be subject to applicable tax withholdings, and will be paid in a lump sum on the first payroll date that occurs after February 22, 2018.

10.Other Severance Benefits. Except as provided herein, Employee’s eligibility for coverage under the qualified or nonqualified retirement and benefit plans of the Corporation, as may be applicable, will end on the Separation Date. More specifically, Employee is not eligible to participate in any Corporation bonus plan except as otherwise outlined in this Agreement. To the extent provided for under the terms of certain benefit plans, Employee’s benefits may continue until the end of the month during which Employee’s employment terminates, or longer, depending on Employee’s eligibility to continue such benefits at Employee’s own expense pursuant to the terms of the applicable plans or federal and state law. Notwithstanding the foregoing, (a) nothing in this Agreement shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified), medical plan or any other employee welfare benefit plan, (b) Employee will qualify for an executive physical during the Severance Period as if he had remained an officer of the Corporation, and (c) the Corporation will pay to relocate Employee to Charlotte, NC.

11.Stock Transactions. Employee agrees that as a former executive of the Corporation, he may be subject to insider trading restrictions and guidelines for six (6) months following the Separation Date, including 401(k) transactions, sales of stock, and transactions with regard to stock options. During this period, all stock transactions must be approved by the Executive Vice President and Chief Financial Officer, Rick Dillon.

12.Compliance with Section 409A.    The Severance Payment, Transition Bonus, the Benefit Bonus are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for such purposes, each installment of the Severance Payment or any other installment payment to Employee under this Agreement shall be considered a separate payment. The treatment of equity awards under subsections (a) and (b) of Section 6 of this Agreement is intended to be exempt from Section 409A. Notwithstanding any other provisions of this Agreement to the contrary and to the extent applicable, it is intended that this Agreement be exempt from or otherwise comply with the requirements of Section 409A, and this Agreement shall be interpreted, construed and administered in accordance with this intent, so as to avoid the imposition of fines, penalties, taxes or other monetary consequences on Employee pursuant to Section 409A. However, the Corporation shall not have any liability to Employee, Employee’s beneficiaries or otherwise if this Agreement or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A. The Parties agree that if any payment, distribution or other benefit under this Agreement fails to satisfy the requirements of Section 409A and an amendment would be effective for purposes of Section 409A in order to avoid any fines, penalties, taxes or other monetary consequences, they will agree to an amendment to comply with Section 409A so long as it does not increase the liability of the Corporation under this Agreement. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations promulgated under Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non‑exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Employee’s termination during a period in which he is a Specified Employee (as defined below), then the amount of such non‑exempt deferred compensation that would otherwise be payable during the six-month period immediately following Employee’s termination of employment will be accumulated and Employee’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of Employee’s death or the first day of the seventh month following Employee’s termination of employment, whereupon the accumulated amount will be paid or distributed to Employee and the normal payment or distribution schedule for any remaining payments or distributions will resume. For purposes of this Agreement, the term “Specified Employee” has the meaning of “specified employee,” as such term in Section 409A of the Code and the final regulations thereunder.

13.General Release by Employee. Employee, for himself, his successors, administrators, heirs, and assigns, hereby releases the Corporation, all of its related and affiliated entities, and all of their respective current and former officers, directors, shareholders, managers, employees, attorneys, agents, successors, heirs, assigns, and insurers (“Released Parties”) from any and all claims for sums of money, accounts, claims for attorneys’ fees, costs or expenses, causes of action, demands, damages, obligations, promises, agreements, controversies, suits, rights, losses, debts, or liabilities of any kind or character whatsoever (“Claims”), whether known or unknown, which Employee has, had, or might have been able to assert or make based on any action, omission, or conduct of any kind on the part of the Released Parties from the beginning of time up to Employee’s execution of this Agreement.

Without limiting the generality of the foregoing, this Release specifically applies to:

(a)
Any and all Claims for wrongful discharge, misrepresentation, defamation, fraudulent concealment, negligent supervision, negligent or intentional infliction of emotional distress, tortious interference with contractual relations, restitution, payment of monies such as wages, vacation pay, and other paid time, payment of attorneys’ fees or costs, outrageous behavior, breach of express or implied contract, promissory estoppel, breach of fiduciary duty, violation of corporate bylaws or corporate governance documents, violation of statute, breach of the implied duty of good faith, or under any other theory of recovery; and

(b)
Any and all Claims under or pursuant to the Americans with Disabilities Act, the Age Discrimination in Employment Act (which protects persons 40 and over against age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act, the Equal Pay Act, the Reconstruction Era Civil Rights Acts, United States Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, and § 1985, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, federal, state, or local wage payment laws, federal, state, or local whistleblower laws, federal, state, or local family and/or medical leave laws, or any other federal, state, or local law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder.

Further, Employee confirms that, as of the date of this Agreement, Employee has not suffered any on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total.

In addition to the above release, Employee promises not to sue any Released Party in court. This is different from the general release above. Besides releasing claims covered by that general release, Employee agrees never to sue Released Parties for any reason covered by that release. Despite this promise not to sue however, Employee may file suit to enforce this Agreement or to challenge its validity under the ADEA or the Older Workers’ Benefit Protection Act (“OWBPA”), which he may do without penalty under this Agreement. If Employee sues any Released Party in violation of this Agreement, Employee will be required to pay Released Parties’ reasonable attorneys’ fees and other litigation costs incurred in defending such claims.

This Section 13 is essential and material to this Agreement and without such general releases, no agreement would have been reached by the Parties.

Notwithstanding the foregoing or anything else in this Agreement, this Agreement shall not preclude Employee from filing a complaint or charge with any governmental agency, or from participating in an investigation by a governmental agency, or from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, to the extent Employee’s right to do so is not subject to waiver. This Agreement also does not waive or release (i) any claims that Employee might have that arise after Employee’s execution of this Agreement; (ii) Employee’s right to enforce the terms of this Agreement; (iii) any rights which cannot be waived as a matter of law; (iv) any rights or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the applicable constituent documents (including bylaws and articles of incorporation) of Corporation, under any applicable insurance policy the Corporation may maintain, or any other agreement Employee may have with the Corporation relating to his service as a Director and/or Officer (as such terms are defined in the Corporation’s bylaws as in effect on the Separation Date); (v) vested rights or benefits under any Corporation retirement plan (qualified or nonqualified), medical plan or any other welfare benefit plan, the SERP or the DCP; or (vi) vested rights or benefits under any Corporation equity plan or associated grant agreements.

14.Claims Released Include Age Discrimination Claims. Without limiting the scope of this Release in any way, Employee also certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990

(“OWBPA”), which is set forth at 29 U.S.C. §§ 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Agreement is signed by Employee.

15.No Pending Claim/Release Condition. As of the date of this Agreement, Employee has no work-related current charge, complaint, grievance or other proceeding pending against the Released Parties before any local, state or federal agency or court.

16.Persons Eligible for Program. Employee understands that he is being terminated as part of the September 2017 Severance Program. The “unit” considered in the Program consisted of executive vice presidents. Hereafter, the unit considered will be referred to as the “Considered Group.” The employees eligible for the severance pay under the Program are the employees in the Considered Group.

The employees actually selected for the severance pay under this Program are those employees in the Considered Group whose employment is being terminated. To actually receive the severance pay under the Program, they must timely sign and not revoke this Agreement according to the timeline described below.

Employee understands that Sections 17 and 18 below describe the applicable timelines within which Employee must elect to receive the severance payment provided for in this release. Employee also acknowledges that on the Separation Date, he was provided with Appendix A, which is a list, categorized by job title and age, of: (a) employees who were selected for the Program and who have been or will be offered severance benefits in exchange for signing a release; and (b) those employees who were not selected for the Program.

Decisions about who would be retained and who would be separated as part of the Program were made based on the Company’s determination as to need for the individual’s position, future planning needs, and salary grade.

17.Opportunity to Consider this Agreement; Consultation with Attorney. Employee is hereby being offered forty-five (45) calendar days following the date he received this Agreement to consider this Agreement. Employee is hereby advised in writing to consult with an attorney before signing this Agreement and has done so or has had the opportunity to do so.

18.Time to Revoke. After Employee signs this Agreement, Employee has seven (7) days to revoke it by providing written notice to Andre Williams, Executive Vice President Human Resources Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051. This Agreement, and Employee’s entitlement to the consideration identified in this Agreement, are not effective or enforceable until the revocation period expires. If Employee revokes this Agreement, Employee will not receive the consideration identified herein.

19.Transition Assistance During Severance Period. During the Severance Period, Employee will provide reasonable cooperation and assistance with transitional issues to the Corporation, at reasonable times and places and in reasonable amounts as agreed by both Parties, taking into account other demands on Employee’s time, including work-related obligations from subsequent employment. The Corporation acknowledges and agrees that Employee may provide services remotely from his home or work location. These transitional assistance services shall be provided without additional payment to Employee beyond the Severance Payment and other benefits outlined in this Agreement except for reimbursement of pre-approved (in writing) reasonable expenses, including without limitation any travel costs incurred by Employee traveling to and from his home or work location on Corporation business, in accordance with the Corporation’s expense reimbursement policies and practices.

20.Restrictive Covenants. As a member of the Corporation’s executive leadership, during Employee’s employment with the Corporation, Employee had access to and in-depth knowledge of Confidential Information regarding the Corporation and its affiliates, including about customers, strategy, product development, finances and business plans.

(a)Definitions: For the purposes of this Agreement, the following definitions shall apply:

(i)“Competing Company” means the following companies: GKN Walterscheid, Comer Industries, Bondioli & Pavesi, SPX FLOW, Snap-On, HyTorc, Weber- Hydraulik, Hoerbiger, Team Industries, Intermoor and JDR Cable Systems. Notwithstanding the foregoing, Employee shall not be in default of his obligations under this Section 21 if one of the enumerated companies is acquired by a public company subsequent to the time when Employee commences employment by such public company or serving on the Board of Directors of such public company.

(ii)“Confidential Information” means information (to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by the Employee or otherwise coming into the possession or knowledge of the Employee, which is possessed by or developed for the Corporation which relates to the Corporation’s existing or potential business, which information is not reasonably ascertainable by the Corporation’s competitors or by the general public through lawful means, and which information the Corporation treats as confidential, including information regarding the Corporation’s business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information

(iii)“Key Employee” means any person who at the Separation Date is employed or engaged by Corporation in a Corporate HR, Segment HR, finance, tax, IT or legal function, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is in possession of Confidential Information and/or Trade Secrets of the Corporation.
(iv)“Key Services” means services of the type performed by a Management Employee, Key Employee or Supervised Employee for the Corporation during the twelve (12) months preceding the Separation Date, but shall not include clerical, menial, or manual labor.

(v)“Management Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person is a manager, officer, director, or executive of Corporation.

(vi)“Supervised Employee” means any person who at the Separation Date is employed or engaged by Corporation, and with whom Employee has had material contact in the course of employment during the twelve (12) months immediately preceding the Separation Date, and such person was directly managed by or reported to Employee during the last 12 months prior to the Separation Date.

(vii)“Third Party Confidential Information” means information received by the Corporation from others that Corporation has an obligation to treat as confidential.
(viii)“Trade Secret” means a Trade Secret as that term is defined under Wisconsin law.

(ix)“Restricted Territory” means states, provinces or territories within the United States or other countries in which the Corporation:

(1)	provided products or services; or

(2)	sold or solicited the sale of products or services.

Notwithstanding the above, the term “Restricted Territory” is limited to states, provinces or territories within the United States or other countries in which the Corporation sold or provided in excess of $100,000 worth of products or services in the twelve-month period immediately preceding the end of Employee’s employment with Corporation.

(b)Limited Territorial Restriction - Executive and Management Activities. For twelve (12) months following the Separation Date, and within the Restricted Territory, Employee shall not perform services of the type Employee performed for the Corporation during the twelve-month period immediately preceding the Separation Date for a Competing Company (refer to Section 20(a)(i) for the list of Competing Companies).

(c)	Non-solicitation of Employees.

(i)Non-solicitation of Management Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Management Employee to terminate their employment with Corporation to provide Key Services in competition with the Corporation unless such Management Employee has already been terminated by the Corporation.

(ii)Non-solicitation of Key Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Key Employee to terminate their employment with Corporation unless such Key Employee has already been terminated by the Corporation.

(iii)Non-solicitation of Supervised Employees. For twelve (12) months following the Separation Date, Employee shall not, without the prior written consent of Corporation, encourage, cause, or solicit, or assist others in encouraging, causing, or soliciting, a Supervised Employee to terminate their employment with Corporation to provide Key Services in competition with Corporation, unless such Supervised Employee has already been terminated by the Corporation.

(d)Obligation Not to Disclose Trade Secrets. Prior to and after the Separation Date, Employee shall not use or disclose the Corporation’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit Employee’s statutory and other duties not to use or disclose the Corporation’s Trade Secrets, or the Corporation’s remedies in the event Employee uses or discloses the Corporation’s Trade Secrets. Pursuant to 18 U.S.C. § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

(e)Obligations Not to Disclose or Use Confidential Information. During the two (2) year period commencing at the Separation Date, Employee will not use or disclose any Confidential Information, whether such Confidential Information is in Employee’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Employee’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or Employee’s use of general skills and know-how acquired during and prior to employment by the Corporation, as long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Employee from providing prospective employers with an employment history or description of Employee’s duties with the Corporation, so long as Employee does not use or disclose Confidential Information. Notwithstanding the foregoing, if Employee learns information in the course of employment with the Corporation which is subject to a law governing confidentiality or non-disclosure, Employee shall keep such information confidential at least for so long as required by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters within the agency’s jurisdiction.

(f)Employee acknowledges and agrees that the restrictions contained in this Section 20 with respect to time, geographical area, and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Corporation and that Employee has had the opportunity to review the provisions of this Agreement with his legal counsel. In particular, the Employee agrees and acknowledges that the Corporation is currently engaging in business and actively marketing their services and products throughout the Restricted Territory, the Corporation expends significant time and effort developing and protecting the confidentiality of its Confidential Information and trade secrets, which have significant value, and that the Corporation would suffer irreparable harm if Employee breached this Section 20. However, if, at the time of enforcement of this Section 20, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Corporation, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the Parties that the restrictions contained herein be given effect to the broadest extent possible. The existence of any claim or cause of action by Employee against the Corporation, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Corporation of the provisions of this Section 20, which will be enforceable notwithstanding the existence of any breach by the Corporation. Notwithstanding the foregoing, Employee will not be prohibited from pursuing such claims or causes of action against the Corporation. Employee consents to the Corporation notifying any future employer of Employee of Employee’s obligations under this Section 20 of this Agreement.

21.Return of Property. No later than 5:00p.m. on the Separation Date, Employee shall provide to Andre Williams, Executive Vice President Human Resources, any and all originals and copies in Employee’s possession, custody, or control of any and all Corporation property, including but not limited to keys, key cards, files and records, documents, electronically stored information or writings, software, computer hardware, printers, wireless handled devices, phones, identification cards, credit cards, and any material of any kind that contain confidential information of the Corporation or its customers or clients (“Company Property”). Employee shall not make, retain, or transfer to any third party any copies of Company Property. Should Employee inadvertently retain and later realize that Employee has retained any such Company Property, Employee shall notify and return such Company Property to the Corporation within two (2) calendar days of Employee’s discovery. Notwithstanding the foregoing, Employee may retain his Corporation issued company issued computer, iPad, cell phone and cell phone number provided Employee first delivers his cell, computer, iPad and phone to the Corporation for the removal of all Corporation data. No later than five (5) business days after the Separation Date, Employee will complete, execute and deliver to the cell phone service provider such documents as may be required to affect the transfer of the cell phone service, cell phone and cell phone number to Employee.

22.No Admission. This Agreement is entered into for the sole purpose of concluding all matters between Employee and the Corporation based upon defined rights and obligations. Neither this Agreement nor its contents is an admission of any liability by the Corporation, or any of the Released Parties. Any such liability is expressly and vigorously denied.

23.No Other Compensation. Employee is not owed nor shall Employee accrue or be entitled to receive any other wages, salary, benefits, bonuses, incentives, fees, stock options, commissions or any other form of benefits, compensation or remuneration of any kind from the Corporation and/or the Released Parties, except as set forth in this Agreement. Notwithstanding the above, Employee shall continue to be eligible for the Change in Control benefits under the Change in Control Agreement for Theodore Wozniak dated July 31, 2017 (the “CIC Agreement”) should the Corporation experience a Change in Control within six (6) months after the Separation Date, provided any and all requirements under that CIC Agreement are met, except all payments and other benefits paid by the Corporation pursuant to this Agreement shall be offset against any payments and benefits that may become due under the CIC Agreement. Any other change in control agreements to which Employee may be a party with the Corporation are hereby terminated.

24.Confidentiality. Unless required or protected by law, pursuant to a lawfully issued subpoena or otherwise disclosed by the Corporation, Employee may not and will not disclose to nor discuss with any person other than Employee’s spouse, accountant, or attorney(s), any person any information regarding the negotiation of this Agreement. Employee shall advise Employee’s spouse, accountant, or attorney(s) of Employee’s obligations under this Section at the time any disclosure is made. Disclosure of the negotiation by Employee’s spouse, accountant or attorney(s) shall be deemed to be disclosure by Employee for purposes of this Section.

25.Non-Disparagement. Employee shall not publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity, or business practices of the Corporation, its officers, directors, managers, supervisors, employees, or agents. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law. Nothing in this release shall be construed to prevent Employee from communicating with any United States government agency regarding matters that are within the agency’s jurisdiction. Corporation agrees that no officer or director of Corporation will publish or utter, whether in writing or orally, any disparaging statements about the character, competence, integrity or business practices of Employee, unless compelled to do so as part of the judicial process as part of any litigation between the Parties related to this Agreement.

26.Litigation Cooperation. Upon reasonable notice by the Corporation and subject to Employee’s reasonable availability taking into account other demands on Employee’s time, including work-related obligations from subsequent employment, Employee will reasonably cooperate with Corporation with respect to any litigation or other matter related to Employee’s employment with Corporation and will provide assistance during the Severance Period at reasonable times and places and in reasonable amounts as agreed by both Parties, including but not limited to, participation in meetings, depositions, conference calls, trial testimony, and consultation with outside counsel. Corporation agrees that Employee may generally provide services remotely from his home or work location. Employee may not and will not discuss with anyone outside the Corporation, other than his separate counsel, if any, any litigation or the subject matter thereof or related thereto without prior consultation with and approval of the Corporation. Nothing in this Agreement, however, shall prevent Employee from providing truthful testimony as required by law or from engaging in any activities protected by law. Corporation will pay for (a) separate counsel for Employee if he reasonably requests separate representation and (b) pre-approved (in writing) reasonable expenses, if any, in accordance with the Corporation’s expense reimbursement policies and practices, including, without limitation, any travel costs incurred by Employee traveling to and from his home or work location in connection with services to be provided under this Section 26.

27.Post-Employment References. Employee will direct prospective employers seeking information concerning Employee’s employment with the Corporation to send their inquiries, in writing, to the attention of Andre Williams, Executive Vice President Human Resources, N86 WI2500 Westbrook Crossing, Menomonee Falls, WI 53051. The Corporation will respond only to written inquiries and, in accordance with its policy, will limit its response to Employee’s dates of employment and last position held.

28.Forum Selection. Any dispute between the Parties arising out of or related to this Agreement shall be heard only by the Circuit Court of Waukesha County, Wisconsin, or by the United States District Court for the Eastern District of Wisconsin; and the Parties hereby consent to the Circuit Court of Waukesha County, Wisconsin, or the United States District Court for the Eastern District of Wisconsin, as the exclusive venues for resolving any such disputes.

29.Applicable Law. Except to the extent governed by federal law, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, without regard to its conflict of laws provisions.

30.Severability. The provisions of this Agreement are severable. If any provision(s) of this Agreement are adjudged void, unenforceable or contrary to law, the balance of the Agreement nonetheless will remain in full force and effect.

31.Complete Agreement. This Agreement and any agreement between the Corporation and Employee restricting Employee’s post-employment activities constitute the entire agreement between the Parties. Any and all prior or contemporaneous agreements or understandings that are not embodied or incorporated by reference into this Agreement are of no force or effect. Notwithstanding the foregoing or anything contained to the contrary in this Agreement, and for reasons of clarity, the following agreements remain in force in the manner and on the terms described in this Agreement: the CIC Agreement, the terms of all retirement plans (qualified and nonqualified), welfare benefit plans, the SERP, the DCP, and equity plans and grant agreements thereunder pursuant to which Employee has vested benefits that survive his termination of employment, and any plan, policies or agreements pursuant to which Employee has indemnification rights. Nothing in this Agreement shall prevent the Corporation from making amendments or restatements of general applicability or as required by law to the listed plans, policies or agreements, except that any provisions of such agreements that require Employee’s consent to modifications shall remain in full force and effect. Moreover, the terms of this Agreement may not be modified, except by written agreement signed by both Parties.

32.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument. The Parties further agree that facsimile or .pdf signatures shall be treated as originals.

33.Acknowledgments. The Parties to this Agreement, and each of them, represent that no promise, inducement, or agreement not herein expressed has been made regarding the Agreement; that in executing this Agreement, they have had the opportunity to consult with receive advice from an attorney; that they have executed this Agreement freely and voluntarily, with full knowledge of all material facts after independent investigation and without fraud, duress, or undue influence of any kind or nature whatsoever, that they have read the Agreement and fully understand each and every provision contained therein, and, in the case of the Corporation, that it has the corporate authority to enter into this Agreement, including any required approval by its Board of Directors or any committee thereof.

34.Binding Agreement. This Agreement and each provision hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, executors, successors, and assigns.

35.Section Headings. The section headings in the Agreement are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

36.Medicare Secondary Payer Act. Employee warrants that he is aware of the requirements of the Medicare Secondary Payer Act (“MSP”). Employee understands that Medicare has an interest in recovering any benefits paid when it is used as a source of secondary payment. Employee attests that the claims made and released in this Agreement are not related to any illness or injury for which Employee could apply or receive Medicare benefits. Employee further attests that he has neither sought nor received, nor intends to seek or receive, any medical evaluation or treatment related to his employment at the Corporation, his separation from the Corporation, or any claims he has raised against the Corporation for which he could seek Medicare benefits. Employee understands that he is required by law to describe this information to the Corporation and its attorneys in connection with this Agreement, and that failure to do so may result in penalties being assessed against him. In the event that any of the above information provided by him is false or in any way inaccurate, Employee shall be solely liable for any and all penalties, claims, costs, services, compensation, or the like, and Employee further agrees to release, hold harmless, and indemnify the Corporation for any cost (including penalties) resulting from any inaccuracies. Employee waives any claims for damages, including a private cause of action provided under MSP, 42 U.S.C. § 1395y(b)(3)(A), should Medicare deny coverage for any reason, including the failure to establish a set aside allocation to protect Medicare’s interest.

37.Additional Acknowledgements by Employee. Employee further acknowledges that:
(a)Employee is receiving the Severance Payment and other benefits in exchange for Employee’s execution of this Agreement, which Employee would not otherwise be entitled to receive.
(b)Employee is hereby advised to consult with an attorney prior to signing this Agreement.
(c)Employee has forty-five (45) days in which to consider whether to sign this Agreement.
(d)After Employee signs this Agreement, Employee shall have seven (7) days in which to revoke acceptance of this Agreement by delivering written notice to Andre Williams, Executive Vice President Human Resources Actuant Corporation, N86 W12500 Westbrook Crossing, Menomonee Falls, WI 53051.
(e)This Agreement will become an effective and enforceable Agreement upon Employee signing and returning this Agreement to Andre Williams and not revoking the Agreement. However, as a condition precedent to Employer providing the payments/benefits described in Sections 4, 6, 8, 9 and 10, Employee must sign and return to Andre Williams on or after the Separation Date, and not revoke during the applicable rescission period, the Release attached as Appendix B hereto (the “Release”), which covers the time period between Employee’s signing of this Agreement and the Separation Date. Employee has forty-five (45) days after the Separation Date in which to consider whether to sign the Release, and Employee has seven (7) days after he signs in which to revoke acceptance of the Release by following the procedure set forth in subsection (d) hereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as an acceptance of its terms.

/s/ Theodore Wozniak		DATE:	October 26, 2017
THEODORE WOZNIAK

ACTUANT CORPORATION

By:	/s/ Andre Williams	DATE:	October 26, 2017
ANDRE WILLIAMS, EVP